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                                                                   EXHIBIT 5.01

                            MCDERMOTT, WILL & EMERY
                                75 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                           TELEPHONE (617) 345-5000
                           FACSIMILE (617) 345-5077
                             JANUARY 13, 1998

ICON Holdings Corp.
600 Mamaroneck Avenue
Harrison, New York 10528-1632

Gentlemen:

  This opinion is delivered to you in connection with the registration statement (as amended, the "Registration Statement") on Form S-1 of ICON Holdings Corp. (the "Company") filed with the Securities and Exchange Commission on October 24, 1997 by the Company under the Securities Act of 1933, as amended (the "Act"), for registration under the Act of 15,299,314 shares of the common stock, $.01 par value (the "Common Stock"), of the Company.

  We are familiar with the Certificate of Incorporation and the by-laws of the Company, as amended, the records of the corporate proceedings of the Company, and the Registration Statement. We have also made such further investigation as we have deemed necessary for the purposes of this opinion.

  Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company pursuant to the forms of prospectus contained in the Registration Statement (together, the "Prospectus") have been validly authorized for issuance and, when issued against receipt of the purchase price described in the Prospectus, will be legally issued, fully paid and nonassessable.

  We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Prospectus under the caption "Legal Matters."

                                          Very truly yours,

                                          MCDERMOTT, WILL & EMERY